Exhibit 99.1

Nesco Holdings I, Inc. Reports First Quarter 2019 Financial Results and Reaffirms 2019 Outlook

FORT WAYNE, INDIANA, May 13, 2019 – Capitol Investment Corp. IV (NYSE: CIC; “Capitol”), a public investment vehicle, and Nesco Holdings I, Inc. (“Nesco”), a leading provider of specialty rental equipment to the electric utility, telecom and rail end-markets, today reported Nesco’s financial results for the quarter ended March 31, 2019.

As announced previously, Nesco and Capitol have entered into a definitive agreement in which Nesco will become a publicly listed company. The transaction is expected to close in the second quarter of 2019. For additional information on the transaction, see Capitol’s Registration Statement on Form S-4 filed with the Securities and Exchange Commission (“SEC”) on April 11, 2019, including any amendments thereto (as amended, the “Registration Statement”), which is available on the SEC’s website at www.sec.gov, or Capitol’s website at www.capinvestment.com.

First Quarter 2019 Financial Highlights

●	Revenue of $61.5 million (+6.6% from first quarter of 2018)
●	Adjusted EBITDA of $30.4 million (+4.3% from first quarter of 2018)
●	Full year 2019 revenue and Adjusted EBITDA outlook reaffirmed

Review of First Quarter 2019 Results

Lee Jacobson, Nesco’s CEO, remarked: “Nesco is off to a great start in 2019 and I’m very pleased with our first quarter results which reflected continued robust growth in demand across all our end markets. We look forward to completing our merger with Capitol which will allow us to enter into the next phase of Nesco’s growth story by investing in our fleet to meet the demand we have been unable to serve in recent years and continue our strong trajectory as our end markets continue to grow. We have secured hard commitments from our leading suppliers in accordance with our growth plan and fully expect to realize deliveries to meet that plan. We are also progressing in-line with our plan to establish a parts, tools and accessories presence across the country by 2020 and opened two new facilities in April.”

Total revenue in the first quarter was $61.5 million, an increase of $3.8 million or 6.6% from the first quarter of 2018. The increase was driven by growth of $2.1 million in the Equipment Rental and Sales segment and growth of $1.7 million in the Parts, Tools and Accessories segment.

Equipment Rental and Sales segment total revenue grew 4.3% to $52.1 million for the quarter from $50.0 million for the same period in 2018. This growth was primarily due to an increase in used equipment sales and market share gains in telecom and rail. The prior year’s revenue included a net benefit of $1.3 million of equipment rental revenue related to power restoration work in Puerto Rico.

Parts, Tools and Accessories (“PTA”) segment revenue grew 21.9% to $9.4 million for the quarter from $7.7 million for the same period in 2018. The increase was due to the acquisition of N&L Equipment, which was completed in July 2018, and expanding demand for PTA products among Nesco’s customer base. The strategic acquisition of N&L added a new location and rounded out Nesco’s PTA offering for a complete product suite including insulated and non-insulated tools as well as test and repair services.

Total fleet count in the quarter averaged 4,075 compared to 3,879 in the first quarter of 2018, representing a growth rate of 5.1%. Capital expenditures in the quarter were predominately in the bucket and truck categories, driven by high demand in the transmission and distribution, telecom and rail end-markets. The company recorded an average rental rate per day of $137 and fleet utilization of 80.0% for the quarter. Equipment on rent increased to $453.6 million for the quarter from $445.9 million in 2018 due primarily to increased fleet size.

Adjusted EBITDA, a non-GAAP financial measure, for the three months ended March 31, 2019 grew 4.3% to $30.4 million from $29.2 million in the same period in 2018. A reconciliation between Adjusted EBITDA and GAAP net income is included in the accompanying financial data.

Non-Binding Letter of Intent

On May 13, 2019, Nesco entered into a non-binding letter of intent with a potential acquisition target in the equipment rental business. The purchase price is approximately $42 million, implying an approximately 5x multiple of reported Adjusted EBITDA prior to synergies and the full year impact of recent fleet additions. The acquisition remains subject to further diligence, negotiation of definitive agreements and satisfaction of the conditions negotiated therein. Accordingly, there can be no assurance that the potential acquisition will be concluded. Investors are further cautioned that those portions of the letter of intent that describe the proposed transaction, including the consideration to be issued therein, are non-binding and subject to change. If a definitive agreement is signed, the acquisition would not be expected to close until after consummation of the merger between Nesco and Capitol.

New President of Nesco

On May 13, 2019, Nesco entered into an employment agreement pursuant to which Robert Blackadar will serve as President. He will join Nesco on May 20, 2019. Mr. Blackadar brings 25 years of experience in the rental and equipment industry and demonstrated success in driving strong financial and operating results in senior leadership roles across sales and operations. He joins Nesco from Blueline Rental, where he served as Senior Vice President and Division Vice President with responsibility for company-wide operations across the U.S., Canada and Puerto Rico, including fleet management, service, equipment sales and safety. Mr. Blackadar also held responsibility for the financial results of Blueline’s Eastern division, which represented half of the company’s business. As one of the senior leaders of Blueline, he led major growth initiatives and operational improvements across the company’s nationwide network, driving a turnaround in the business and supporting the ultimate sale of the company to United Rentals. Prior to joining Blueline, Mr. Blackadar held a range of leadership and sales roles with United Rentals, Herc Rentals and Ritchie Bros. Auctioneers.

Reaffirmation of 2019 Outlook

Nesco management reaffirms its outlook on revenue and Adjusted EBITDA for the full-year 2019 as set forth in the investor presentation related to the merger with Capitol Investment Corp. IV, filed on April 8, 2019. This guidance is subject to the risks and uncertainties described in the “Forward Looking Statements” below.

Additional Information and Where to Find It

Capitol has filed a preliminary proxy statement/prospectus and other relevant documents with the SEC to be used at its annual meeting of stockholders to approve the proposed transaction with Nesco. The proxy statement will be mailed to stockholders as of a record date to be established for voting on the proposed business combination. INVESTORS AND SECURITY HOLDERS OF CAPITOL AND NESCO ARE URGED TO READ THE REGISTRATION STATEMENT AND OTHER RELEVANT DOCUMENTS THAT WILL BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders will be able to obtain free copies of the proxy statement/prospectus and other documents containing important information about Capitol and Nesco through the website maintained by the SEC at http://www.sec.gov. Copies of the documents filed with the SEC by Capitol and/or Nesco when and if available, can be obtained free of charge on Capitol’s website at www.capinvestment.com or by directing a written request to Capital Investment Corp. IV, 1300 N 17th Street, Suite 820, Arlington VA 22209 or by emailing info@capinvestment.com.

Participants in the Solicitation

Capitol and Nesco and their respective directors and executive officers, under SEC rules, may be deemed to be participants in the solicitation of proxies of Capitol’s stockholders in connection with the proposed business combination. Investors and security holders may obtain more detailed information regarding the names and interests in the proposed transaction of Capitol’s directors and officers in Capitol’s filings with the SEC, including Capitol’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, which was filed with the SEC on March 4, 2019. Information regarding the persons who may, under SEC rules, be deemed participants in the solicitation of proxies to Capitol’s shareholders in connection with the proposed business combination is set forth in the Registration Statement. Additional information regarding the interests of participants in the solicitation of proxies in connection with the proposed business combination is also included in the Registration Statement.

No Offer or Solicitation

This communication shall neither constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which the offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

About Nesco

Nesco is one of the largest providers of specialty equipment, parts, tools, accessories and services to the electric utility transmission and distribution, telecommunications and rail markets in North America. Nesco offers its specialized equipment to a diverse customer base for the maintenance, repair, upgrade and installation of critical infrastructure assets including electric lines, telecommunications networks and rail systems. Nesco’s coast-to-coast rental fleet of approximately 4,000 units includes aerial devices, boom trucks, cranes, digger derricks, pressure drills, stringing gear, hi-rail equipment, repair parts, tools and accessories. For more information, please visit https://nescorentals.com.

About Capitol Investment Corp. IV

Capitol Investment Corp. IV is a public investment vehicle formed for the purpose of effecting a merger, acquisition or similar business combination. Capitol is led by Chairman and Chief Executive Officer Mark D. Ein, and President and Chief Financial Officer L. Dyson Dryden. Capitol’s securities are quoted on the New York Stock Exchange under the ticker symbols CIC, CIC WS and CIC.U. The company, which raised $402.5 million of cash proceeds in an initial public offering in August 2017, is the Capitol team’s fourth publicly traded investment vehicle. The Capitol team’s three prior deals are all in the top 10 of the best performing SPACs out of over 130 raised since October 2009 in terms of total returns since merger. The first, Capitol Acquisition Corp., created Two Harbors Investment Corp. (NYSE: “TWO”), a leading mortgage real estate investment trust (REIT) and the second, Capitol Acquisition Corp. II, merged with Lindblad Expeditions, Inc. (NASDAQ: “LIND”), a global leader in expedition travel. The third vehicle, Capitol Acquisition Corp. III, merged with Cision Ltd. (NYSE: “CISN”), a leading global provider of cloud-based earned media solutions. For more information, please visit https://capinvestment.com.

Forward Looking Statements

This press release includes “forward looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995 and within the meaming of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. When used in this press release, the words “estimates,” “projected,” “expects,” “anticipates,” “forecasts,” “plans,” “intends,” “believes,” “seeks,” “may,” “will,” “should,” “future,” “propose” and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside Capitol’s or Nesco’s management’s control, that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements. Important factors, among others, that may affect actual results or outcomes include: the inability to complete the transactions contemplated by the proposed business combination; the inability to recognize the anticipated benefits of the proposed business combination, which may be affected by, among other things, the amount of cash available following any redemptions by Capitol stockholders; the ability to meet the NYSE’s listing standards following the consummation of the transactions contemplated by the proposed business combination; costs related to the proposed business combination; the inability to enter into or complete the proposed transaction governed by the non-binding letter of intent; the inability to recognize the anticipated benefits of the transaction contemplated by the non-binding letter of intent; Nesco’s ability to execute on its plans to develop and market new products and the timing of these development programs; Nesco’s estimates of the size of the markets for its solutions; the rate and degree of market acceptance of Nesco’s solutions; the success of other competing technologies that may become available; Nesco’s ability to identify and integrate acquisitions; the performance and security of Nesco’s services; potential litigation involving Capitol or Nesco; and general economic and market conditions impacting demand for Nesco’s services. Other factors include the possibility that the proposed transaction does not close, including due to the failure to receive required security holder approvals, or the failure of other closing conditions. Neither Capitol nor Nesco undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

NESCO Holdings I, Inc. and Subsidiaries

Consolidated Balance Sheets (unaudited)

(in thousands, except share data)	March 31, 2019	December 31, 2018
Assets
Current Assets
Cash	$3,781	$2,140
Accounts receivable, net of allowance of $1,533 and $7,562	50,768	52,559
Inventory	14,264	11,435
Prepaid expenses and other	5,993	2,483
Total current assets	74,806	68,617
Property and equipment, net	4,151	2,763
Rental equipment, net	321,747	320,722
Other Assets
Goodwill	228,714	228,714
Other intangible assets, net	70,016	70,740
Total other assets	298,730	299,454
Total Assets	$699,434	$691,556
Liabilities and Stockholder’s Deficit
Current Liabilities
Accounts payable	$41,321	$20,867
Accrued expenses	7,564	6,359
Accrued interest expense	4,682	14,024
Deferred rent income	1,325	4,762
Current portion of capital lease obligations	5,025	4,866
Current maturities of long-term debt	2,532	2,531
Total current liabilities	62,449	53,409
Long term debt, net	763,386	756,872
Capital leases	27,093	28,418
Deferred tax liabilities	11,350	11,191
Other liabilities	420	422
Total long term liabilities	802,249	796,903
Commitments and contingencies	—	—
Stockholder’s Deficit
Common stock - $0.01 par value, 1,000 shares authorized, 100 shares issued and outstanding, at March 31, 2019 and December 31, 2018	—	—
Additional paid-in capital	259,428	259,300
Accumulated deficit	(424,384)	(417,660)
Accumulated other comprehensive loss	(308)	(396)
Total stockholder’s deficit	(165,264)	(158,756)
Total Liabilities and Stockholder’s Deficit	$699,434	$691,556

NESCO Holdings I, Inc. and Subsidiaries

Consolidated Statements of Operations (unaudited)

	Three Months Ended
(in thousands, except share and per share data)	March 31, 2019	March 31, 2018
Revenue
Rental revenue	$44,902	$44,534
Equipment sales	9,749	7,375
Parts sales and services	6,841	5,776
Total revenue	61,492	57,685
Cost of Revenue
Cost of rental revenue, excluding depreciation	10,838	11,525
Depreciation of rental equipment	16,950	15,588
Cost of equipment sales	7,740	6,359
Cost of parts sales and services	4,850	3,674
Major repair disposal	762	422
Total cost of revenue	41,140	37,568
Gross Profit	20,352	20,117
Operating Expenses
Transaction expenses	2,510	—
Selling, general, and administrative expenses	8,232	8,473
Amortization expense	724	638
Non-rental depreciation	46	51
Other operating expenses	150	28
Total operating expenses	11,662	9,190
Operating Income	8,690	10,927
Other Expense (Income)
Interest expense, net	14,993	13,384
Other (income) expense, net	(13)	316
Total other expenses	14,980	13,700
Loss Before Income Taxes	(6,290)	(2,773)
Income Tax Expense	434	261
Net Loss	$(6,724)	$(3,034)
Loss per share:
Basic and diluted	$(67,240.00)	$(30,340.00)
Weighted-average common shares outstanding:
Basic and diluted	100	100

NESCO Holdings I, Inc. and Subsidiaries

Consolidated Statements of Cash Flows (unaudited)

	Three Months Ended
(in thousands)	March 31, 2019	March 31, 2018
Operating Activities
Net loss	$(6,724)	$(3,034)
Adjustments to reconcile net loss to net cash from operating activities:
Depreciation	16,996	15,639
Amortization - intangibles	724	638
Amortization - financing costs	677	851
Provision for losses on accounts receivable	692	892
Share-based payments	128	290
Gain on sale of equipment - rental fleet	(1,977)	(2,774)
Gain on insurance proceeds - damaged equipment	(452)	—
Major repair disposal	762	422
Deferred tax benefit	271	128
Changes in assets and liabilities:
Accounts receivable	1,823	(2,994)
Inventory	(4,299)	(2,297)
Prepaid expenses and other	(3,413)	3
Accounts payable	10,297	560
Accrued expenses and other liabilities	(8,163)	(11,291)
Deferred rental income	(3,437)	262
Net cash flow from operating activities	3,905	(2,705)

Investing Activities
Purchase of equipment - rental fleet	(13,704)	(7,755)
Proceeds from sale of equipment - rental fleet	7,628	10,940
Insurance proceeds from damaged equipment	797	—
Purchase of other property and equipment	(1,656)	(2,129)
Net cash flow from investing activities	(6,935)	1,056

Financing Activities
Borrowings under revolving credit facilities	15,000	16,000
Repayments under revolving credit facilities	(9,000)	(13,000)
Repayments of notes payable	(183)	(1,029)
Capital lease payments	(1,166)	(1,028)
Finance fees paid	20	(70)
Net cash flow from financing activities	4,671	873
Net Increase (Decrease) in Cash	1,641	(776)
Cash at Beginning of Period	2,140	960
Cash at End of Period	$3,781	$184

Supplemental Cash Flow Information
Cash paid for interest	$23,570	$21,780
Cash paid for income taxes	136	116
Non-Cash Investing Activities
Rental equipment transfers from parts inventory	1,470	1,083
Rental equipment purchases in accounts payable	20,868	6,404
Rental equipment sales in accounts receivable	3,050	809
Insurance recoveries accrued in accounts receivable	424	—
Capital leases	—	6,413

Reconciliation of Net Loss to Adjusted EBITDA

	Three Months Ended March 31,
(in thousands)	2019	2018
Net loss	$(6,724)	$(3,034)
Interest expense	14,993	13,384
Income tax expense (benefit)	434	261
Depreciation expense	16,996	15,639
Amortization expense	724	638
EBITDA	26,423	26,888
Adjustments:
Non cash purchase accounting impact	611	832
Transaction and process improvement costs	2,510	443
Major repairs	762	422
Share-based payments	128	290
Other non recurring items	—	300
Adjusted EBITDA	$30,434	$29,175

Key Fleet Metrics

	Three Months Ended March 31,
	2019	2018
Fleet count:
Year to date average	4,075	3,879
Fleet utilization:
Year to date average	80.0%	82.1%
Equipment on rent (in thousands):
Year to date average	$453,646	$445,878
Rental rate per day:
Year to date average	$137	$139

Segment Revenue

	Three Months Ended March 31,
(in thousands)	2019	2018
Equipment Rental and Sales
Rental	$41,653	$41,705
Sales and services	10,489	8,309
	52,142	50,014
Parts, Tools and Accessories
Rental	3,249	2,829
Sales and services	6,101	4,842
	9,350	7,671
Total Revenues	$61,492	$57,685

Key Operational and Financial Metrics

Non-GAAP Measures: Earnings before interest, taxes, depreciation and amortization (EBITDA) and Adjusted EBITDA are non-GAAP financial measures as defined under the rules of the SEC. Adjusted EBITDA is a financial performance measure that we use to monitor our results from operations and to measure our performance against our debt covenants. This common metric is intended to align Nesco’s shareholder, debt holders, and management.

The presentation of these financial measures enhances an investor’s understanding of our financial performance because these measures are useful financial metrics to assess our operating performance from period to period by excluding certain items that we believe are not representative of our core business. Such items are excluded pursuant to the definition of Adjusted EBITDA in our credit agreements; Adjusted EBITDA is the basis for several financial covenants therein. These financial measures will provide investors with a useful tool for assessing the comparability between periods of our ability to generate cash from operations sufficient to pay taxes, to service debt and to undertake capital expenditures. We use these financial measures for business planning purposes, for loan compliance purposes, and in measuring our performance relative to that of our competitors.

In analyzing and planning for our business, we supplement our use of financial measures based on U.S. GAAP with non-GAAP financial and other measures, as well as, use measures related to our specialized fleet of rental equipment, which are defined below. Nesco’s use of the terms EBITDA and Adjusted EBITDA may vary from that of others in its industry and therefore are limited in their usefulness as comparative measures. These financial measures should not be considered as alternatives to net income (loss), operating income (loss) or any other performance measures derived in accordance with GAAP as measures of operating performance or operating cash flows or as measures of liquidity. Our non-GAAP financial measures should not be relied upon to the exclusion of U.S. GAAP financial measures. We encourage investors to review our non-GAAP financial measures together with our U.S. GAAP results and historical consolidated financial statements, and not in isolation. Other companies may use similarly titled non-GAAP financial measures that are calculated differently from the way we calculate such measures. Accordingly, our non-GAAP financial measures may not be comparable to similar measures used by other companies.

Adjusted EBITDA includes an adjustment to exclude the effects of purchase accounting adjustments when calculating the cost of used equipment sold. When equipment is purchased in connection with a business combination, the equipment is revalued to its then current fair value for accounting purposes. The consideration transferred (i.e., the purchase price) in a business combination is allocated to the fair value of equipment as of the acquisition date, with depreciation recorded thereafter following our accounting policies; however, this may not be indicative of our actual cost to acquire new equipment that we add to our fleet apart from a business acquisition. Additionally, the pricing of our rental contracts and equipment sales prices for our equipment is based off of OEC, and we measure a rate of return from our rentals and sales using OEC. As indicated above, our credit agreements define this adjustment to EBITDA, as such, and we believe this metric is a better indication of our true cost of equipment sales due to the removal of the purchase accounting adjustments.

9

Adjusted EBITDA: EBITDA represents net income before interest, income tax (benefit) provision, depreciation and amortization. Adjusted EBITDA is defined as net income (loss) plus interest expense, provision for income taxes, depreciation, and amortization, as further adjusted for (1) non-cash purchase accounting impact, (2) transaction and process improvement costs, (3) major repairs, (4) share-based payments, and (5) other non-recurring items. These metrics are subject to certain limitations.

Fleet count represents the average equipment units held in our rental fleet over any period.

Fleet utilization, with respect to the average equipment units held in our rental fleet over any period, is defined as the total number of days the rental equipment was rented during the period divided by the total number of days such rental equipment could have been rented during the same period, assuming that each piece of equipment could have been rented every day in the period (i.e. no maintenance or planned downtime is included in the calculation).

Equipment on rent is the original equipment cost (“OEC”) of units rented to customers at a given point in time.

Average equipment on rent is calculated as the weighted average equipment on rent during the stated period. OEC represents the original equipment cost by fleet type over a period of time, exclusive of the effect of adjustments to rental equipment fleet acquired in business combinations. This adjusted measure of OEC is used by our creditors pursuant to our credit agreements, wherein this is a component of the basis for determining compliance with our financial loan covenants. Additionally, the pricing of our rental contracts and equipment sales prices for our equipment is based off of OEC, and we measure a rate of return from our rentals and sales using OEC. OEC is a widely-used industry metric to compare fleet dollar value independent of depreciation.

Rental rate per day for the period is calculated as total rental revenue divided by the total billed rental days.